Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A of Fidelity Advisor Series III:
Fidelity Advisor Equity Income Fund of our report dated January 8, 1997 on the financial statements and financial highlights included in the November 30, 1996 Annual Report to Shareholders of Fidelity Advisor Equity Income Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.
              /s/ COOPERS & LYBRAND L.L.P.
        COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
February 19, 1997